TVI CORPORATION

7100 Holladay Tyler Road, Suite 300, Glenn Dale, Maryland 20769

Tel: 301-352-8800, Fax: 301-352-8818

TVI Corporation to Report Third Quarter Results and Host Conference Call on November 9, 2004

GLENN DALE, MD -- October 26, 2004 -- TVI Corporation (NASDAQ: TVIN), a global supplier of equipment for first responders, military, and public health agencies for use in response to WMD and terrorist threats, will release its financial results for the third quarter ended September 30, 2004 after the public capital markets close on Tuesday, November 9, 2004. On the same day, TVI will host a conference call at 4:25 PM (EST) to discuss the Company's third quarter results.

The call will be hosted by Richard Priddy, TVI Corporation's CEO and President. Investors can listen to the call by dialing (877) 692-2592 (Domestic) or (973) 582-2700 (International) or logging onto:

Real Player Live

http://tinyurl.com/3mfax

Windows Media Live

http://tinyurl.com/6pjck

A web replay will be available for two months on the archive web sites noted below.

Real Player Archive

http://tinyurl.com/57hba

Windows Media Archive

http://tinyurl.com/5k9jt

About TVI Corporation:

TVI Corporation, located in Glenn Dale, Maryland, is a global supplier of rapidly deployable systems for first responders, military, and public health agencies for use in response to weapons of mass destruction (WMD) and terrorist threats. The Company designs, fabricates, and markets final products and systems both through distributors and directly to end-users and OEMs. These systems include chemical and biological decontamination systems, infection control systems, and powered air respirator systems for individuals. The Company's core systems are fabric shelter structures, which employ the Company's proprietary articulating frame. The Company also sells a line of thermal products, which includes targets, IFF devices, beacons and markers, and decoys.

Over the past two years, TVI has experienced rapid growth, attributable to international, federal, state and municipal government spending in response to WMD and terrorist threats. TVI's products have expanded to include Chem/Bio Isolation systems for hospitals and first responders, trailerized first responder products, crime scene investigation systems for police, and mobile hospitals. TVI's products, and others of their kind, represent integral components of a standard decontamination process.

The TVI designation is a trademark of TVI Corporation. Any other company and product names mentioned above are trade names and/or trademarks of their respective owners.

For more information concerning TVI, please visit us at: www.tvicorp.com.

To receive future Company news announcements via e-mail, please contact Mike Frank Associates, LLC at mike@mfallc.com or (201) 601-9595.